Exhibit 10.26

AMENDMENT TO OUTSOURCING AGREEMENT

THIS AMENDMENT, to the Outsourcing Agreement dated July 1, 1999, (the “Agreement”) is made as of this      day of             , 2006, by and between the undersigned parties, and does hereby alter, amend, and modify the Agreement and supersedes and takes precedence over any conflicting provisions contained in the Agreement.

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, the undersigned parties agree as follows:

1. Amendment to the Agreement.

a. Effective July 1, 2006 the Wealth Management Services shall be extended for an addition eight (8) years terminating on June 30, 2014.

b. Effective July 1, 2006, in addition to the Wealth Management Services provided under the Agreement, Customer desires and Metavante agrees to provide additional services in accordance with Exhibit A.

c. Effective July 1, 2006 the Electronic Funds Delivery (EFD) Services shall be extended for an additional eight (8) years terminating on June 30, 2014.

d. Metavante agrees to the terms and conditions regarding the EFD Services in accordance with Exhibit B.

e. Effective July 1, 2006 the Business Internet Banking (BIB) Services shall be extended for an additional three (3) years and shall automatically renew at the end of the Term on the same terms (including pricing terms) for twelve-month periods unless earlier terminated or unless Customer provides Metavante with written notice of non-renewal at one-hundred twenty (120) days prior to the expiration of the Term.

f. The monthly base fee for the Business Internet Banking (BIB) Services as described in the Amendment dated July 1, 2004 shall be amended as set forth in Exhibit B.

g. Effective July 1, 2006 the Consumer Internet Banking (CeB) Services pricing shall be modified in accordance with Exhibit B.

h. In addition to the Consumer Internet Banking (CeB) Services provided under the Agreement, Customer desires and Metavante agrees to provide Direct Bill Pay Services in accordance with Exhibit C. Customer agrees to pay for the fees associated with Direct Bill Pay Services as set forth on Exhibit D. These services are subject to additional terms outlined in Exhibit E.

i. Effective July 1, 2006 the Credit Card (Business) Services shall be extended for an additional eight (8)

years terminating on June 30, 2014.

j. Effective July 1, 2006 Metavante shall provide monthly discounts on processing fees as outlined in Exhibit B.

2. Continuance of Agreement. Except as amended herein, the conditions and terms of the Agreement shall remain in full force and effect.

3. Binding Agreement. The parties hereto acknowledge that each has read this Amendment, understands it, and agrees to be bound by its terms and conditions as stated herein.

4. Miscellaneous. Capitalized terms used in this Amendment, which are not otherwise defined herein, shall have the meanings ascribed thereto in the Agreement.

IN WITNESS WHEREOF, the undersigned parties have duly executed this Amendment in a manner appropriate to each.

© 2006 Metavante Corporation	1	First Midwest Bancorp, Inc Amend 060506

METAVANTE CORPORATION (“Metavante”)

By:
Name:	Paul T. Danola
Title:	President and Chief Operating Officer
Financial Solutions Group

By:
Name:	James R. Geschke
Title:	Executive Vice President
Financial Technology Solutions

FIRST MIDWEST BANCORP, INC. (“Customer”)

By:
Name:
Title:

© 2006 Metavante Corporation	2	First Midwest Bancorp, Inc Amend 060506

EXHIBIT A

INVESTMENT TECHNOLOGY SERVICES

PRICING SCHEDULE

Annual Cost Structure

Trust Accounts
Tier I	$259,200
2,700 accounts - $96 per account

Tier II	$36,000
2,701 – 3,500 accounts - $90 per account

Tier III	$0
3,501+ accounts - $88 per account

Third Party Pass Through	$50,500	*
(Includes VMS, FTI, BSI, DayVest, etc.)

Miscellaneous Services	$4,940	*

TOTAL PROPOSED FEES	$350,640

Additional Functionality

InvestDesk® - The standard rate is $20 per account per year. Metavante will offer this product for $5 per account per year.

ReturnTrack™ - The standard rate is $15 per account per year. Metavante will offer this product for $8 per account per year.

Annual Review Suite™ - The standard rate is a $10,000 annual base fee, plus $4 per account per year. Metavante will offer this product for an annual base fee of $5,000 plus $2 per account per year

Conversion Pricing

The Bank of Calumet standard conversion has been estimated at 650 hours at the rate of $112.50 per hour. The conversion cost will be $73,125 plus travel expenses. Future conversions will be performed on the sliding rate scale defined in the amendment dated July 1, 2004.

•	Costs are approximated using existing fees from third-parties and miscellaneous fees consistent with previous activities.

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EXHIBIT B

PRICING

Electronic Funds Deliver (EFD) Services Terms and Conditions:

•	Inclusion of Micall Web access to be invoiced at $500 per month

•	Create and execute loads to allow for Local PIN changes to be invoiced as one-time fee of $3000

•

Metavante will commit to the requested SLAs within 30 days of the agreement to the contract extension. The SLA - Day 0 receive request, within 24 hours PIN is mailed, within an additional 48 hours card will be mailed.

Business Internet Banking (BIB) Services

•	The monthly base fee shall be $10,000.

Consumer Internet Banking (CeB) Pricing:

Modification to CEB Bill Pay Transaction Tiers
Bill payment transaction pricing of:
Bill Payment transactions 1 - 20,000	$0.35 per transaction
Bill Payment transaction 20,001 - 40,000	$0.32 per transaction
Bill Payment transaction 40,001 - 75,000	$0.25 per transaction
Bill Payment transaction over 75,000	$0.17 per transaction

Monthly Discounts on Processing Fees:

•	Monthly discount of $16,160 per month (the “Monthly Discount”).

© 2006 Metavante Corporation	4	First Midwest Bancorp, Inc Amend 060506

EXHIBIT C

DESCRIPTION OF BILL PAYMENT PROCESSING SERVICES

Payment Initiation

Metavante will provide bill payment processing on behalf of Users who enroll for the Bill Payment Processing Services. Depending upon the Bill Payment Processing Services selected by client, Users will be able to initiate payments, except for government or court directed payment, subject to any maximum payment limit established by Metavante to any payee in the United States.

Back End Processing

Each business day, Metavante will process User payment instructions received or scheduled for that processing day. Metavante will apply a set of business rules/edit checks to the payment instructions prior to completing the payee remittance. Payments that pass these rules will be remitted for the amounts specified to the appropriate payees either electronically or by check. All checks mailed using the U.S. Postal Service will be sent first class mail or other commercially acceptable delivery method.

Payment Remittance

Metavante agrees to execute the delivery of all payments as instructed by an End User in good standing unless one or more of the following conditions occurs: (1) erroneous or incomplete information is provided by the End User; (2) the payment was insufficiently funded; (3) a payee cannot or will not accept a payment delivered by Metavante; (4) the payment is suspected of being fraudulent; or (5) the payee is a suspected blocked entity.

Credit Remittance to Payee

Metavante will remit credits to payees within one (1) business day after the payment processing date, providing Metavante receives the request by the established cut-off time as defined in the Service Level Schedule. Average length of time from End User payment request and receipt of payment by payee will be five (5) business days for check payments (subject to U.S. Postal Services) and three (3) business days for electronic payments (subject to the rules and performance of the electronic transmission service provider).

Payments with Insufficient Funds

In the case of a returned End User debit due to insufficient funds (NSF) or other ACH return reason, Metavante will automatically block the End User’s access to Bill Payment Processing Services. All unprocessed scheduled payments will be cancelled. To collect funds for the NSF payment, Metavante may attempt any of the following: retry the debit, stop payment if the payment is made by Metavante check, or reverse the payment back to the payee when allowed. If the funds are collected and no additional debit returns have been received after five (5) business days, the End User’s Bill Payment Processing Services will be unblocked. End User must reschedule any payments that were cancelled due to a blocked condition. If the Customer is utilizing direct checks, checks drawn on End User accounts, Bill Payment Processing Services are not blocked, and Metavante takes no responsibility to collect NSF funds.

Payment Settlement

Customers are required to establish a Settlement Account for electronic settlement of payment transactions.

RISK FUNDING MODEL

Electronic Payment and Metavante Check: Metavante will submit a debit request via the ACH to the User’s funding account within 2 Business Days after the User selected payment date, or otherwise as required under the rules of the National Automated Clearing House Association.

Direct Check: Metavante will not settle for Direct Check payments since these are funded directly on the User’s funding account.

© 2006 Metavante Corporation	5	First Midwest Bancorp, Inc Amend 060506

Good Funds FUNDING MODEL

Electronic Payment and Metavante Check. Metavante will debit the Customer Settlement Account via ACH for the total of completed payments within 2 Business Days after the payment processing date, or otherwise as required under the rules of the National Automated Clearing House Association.

Electronic Payment and Direct Check. Metavante will debit the Customer Settlement Account via ACH for the total of completed electronic payments within 2 Business Days after the payment processing date, or otherwise as required under the rules of the National Automated Clearing House Association.

Payment Operations

Check Stop Payments (applies to Metavante checks only). Stop Payment service requests will be accepted by Metavante for any Metavante Check that has not yet cleared, the funds are automatically refunded. The Stop Payment Fee will be applied whenever any Payment is stopped by Metavante at the Client’s or the End User’s request. Metavante will not assess the Stop Payment Fee if Metavante stops the payment due to a Metavante error.

Returned Payments. If a payment is returned from a payee for any reason, Metavante will attempt to contact the User or Customer, as applicable, for resolution if necessary. If information needed to resolve the payment is not provided within 5 (five) business days, Metavante will cancel the payment. and return the funds to the User or Customer as applicable.

Stale Check Expiration. (For Metavante Trust checks only) Metavante shall set an expiration date for payment checks of up to ninety (90) days following the date of the payment check. If a check has not been presented to Metavante for payment on or before the expiration date, Metavante may choose to cancel the check, refund the amount of the check to the User or Customer, as applicable, and notify the User or Customer as applicable, that the payment did not post.

Payment Error. Metavante will use commercially reasonable efforts to resolve a payment error including recovering funds from the payment recipient, crediting funds back to user/customer, returning the payment to the payment recipient and other appropriate resolution/actions.

User Late Fees: Metavante will bear responsibility for any late payment related charges up to $50.00 incurred by the End User provided that Metavante received the payment instruction within agreed upon service level. Metavante may require that User or Customer provide satisfactory written documentation of any late fees before making reimbursement to User or Customer.

Customer Support

Tier 1 End User Support. The Customer Care specialist provides assistance to your customers’ inquiries to a variety of Bill Payment related questions through a dedicated Toll Free Number or email request. End User inquiries can include assisting with presentment and/or payment verification or status, stop payments, blocked accounts, and specific ‘How To’ questions related to the Bill Payment products used. All calls received within the Metavante Customer Care Center are handled within a shared environment and service levels are reported within a shared environment.

Payment Inquiries. From time to time user/customer may request that Metavante research a payment to resolve an issue or verify posting. Customer understands that in order to resolve an issue or complete the investigation, Metavante may need to obtain data and information from user/customer, the payment recipient or other third parties.

Implementation Services. The Conversion Team is responsible for the successful implementation/conversion of all new customers onto the Metavante Bill Payment platform. During the implementation process, a project manager is assigned to each customer and will function as the liaison to the customer’s and Metavante’s management teams. If possible, it is suggested the customer also assign an individual with a similar role for the life of this project.

The Metavante Project/Implementation Manager will establish key milestones and success criteria. Standard project management tools and methodology will be customized to meet the needs of each individual project. Periodic meetings will be scheduled between the customer and Metavante throughout the implementation cycle.

© 2006 Metavante Corporation	6	First Midwest Bancorp, Inc Amend 060506

LATE PAYMENT SCHEDULE

Notwithstanding anything to the contrary in the Agreement, Metavante and Customer agree that Metavante shall be responsible to Customer for the amount of any late charges, up to $50.00, actually incurred by a User and reimbursed by Customer as follows:

Reason for Late Payment	Responsibilities for Paying Late Charges/Penalties
	Metavante	Customer	User

Lost, Cannot Determine Reason	X

Not Sent as Scheduled	X

Sent to Wrong Location	X

U.S. Mail Delay			X

Delay by Merchant			X

Failure of Customer to Maintain Database		X

Intervention by Customer		X

Incorrect Entry by Customer		X

Scheduled Incorrect Number of Days before Due Date			X

Scheduled Incorrectly			X

Incorrect Account Information Supplied by User			X

In the event that Metavante is responsible for a late charge according to the above chart, Metavante will reimburse any payee-imposed late fees, up to $50.00, incurred by any User provided that the User provided Metavante with payment instructions at least five (5) Business Days prior to the due date to allow for proper and timely receipt by the Payee. Late fees for payments not initiated at least five (5) Business Days prior to the due date will not be reimbursed. However, Metavante will attempt on behalf of the User to have late fees reversed or waived, even when payments have not been timely initiated by the User. Notwithstanding the foregoing, Metavante will not reimburse any amount of late fees in connection with court ordered payments or payments to government entities. Metavante reserves the right to require proof of payment of any late fee by the User prior to reimbursing Customer or the User.

© 2006 Metavante Corporation	7	First Midwest Bancorp, Inc Amend 060506

BILL PAYMENT PROCESSING SERVICES

SERVICE LEVEL SCHEDULE

I.	GENERAL

Introduction - This Schedule identifies Service Levels for the Services obtained by Customer from Metavante. These Service Levels are set forth below.

Reporting - Metavante shall provide reports of its performance against the Service Levels on a monthly basis.

Effective Date of Applicability. Service Levels shall be applicable thirty (30) days after the Conversion Date.

Emergency Maintenance. Metavante shall use commercially reasonable efforts to effect planned outages during the Maintenance Windows. In cases where emergency outages are necessary, Metavante shall provide notice of any such planned outage using Metavante’s InfoSource notification system prior to the planned outage specifying the duration of the planned outage.

Scheduled Maintenance. All maintenance activity will be carried out between Sunday, 2:00 a.m. (CST/CDT) through Sunday, 6:00 a.m. (CST/CDT) except once a month where Metavante can use an extended Maintenance Window for the purposes of major infrastructure or application upgrades. Metavante will use reasonable efforts to provide Customer with 30 days advanced notice of intent to use an extended Maintenance Window.

II.	SERVICE LEVELS

Processing. 100% of non-rejected payment transaction requests received by Metavante by 11:00 p.m. CST/CDT (Day 0) will be processed in the next Business Day’s processing cycle (Day 1).

100% of non-rejected payment transactions received by Metavante after the 11:00 p.m. CST/CDT deadline will be processed in the following Business Day’s processing cycle (Day 2).

Customer Care Center (Tier One Only) - measured monthly, within the shared environment.

Standard hours of operation for Metavante Customer Care Center shall be 24 hours, seven days a week, excluding the following holidays: New Years Day, Christmas Day, Easter, Thanksgiving Day, Labor Day, Independence Day and Memorial Day. On these holidays, the Metavante Customer Care Center will close at 11:00 p.m. CST/CDT the night before the holiday and reopen at 11:00 p.m. CST/CDT the day of the holiday.

Telecommunication charges associated with a unique 800 number are the responsibility of the Customer.

85% of inbound calls received each month shall be answered within 30 seconds, within the shared environment.

In the event that misdirected calls are 3% or more of Customer’s total monthly volume routed to the Metavante call center, the client will be allowed 30 days to correct the situation to prevent a future occurrence. In the event that misdirected calls are 3% or more of Customer’s total monthly volume routed to the Metavante call center a second consecutive month, the customer will be charged $10 per misdirected call for the second month. If the same situation occurs a third consecutive month, the customer will be charged $10 per misdirected call for the third month and so forth.

The monthly average abandoned call rate shall not exceed five percent (5%) of all incoming calls (does not include calls answered by an automated response unit), within the shared environment. The abandon rate refers to how many callers hang up before speaking with an agent.

Claim Processing and Resolution

Customer representative will enter research items into Metavante system. Metavante personnel will handle these research items and move them from open to pending to closed. Customer personnel can view the status of the research item at any time using the CST tool. The date of next follow-up refers to the date that Metavante will next review the inquiry if it requires additional information from the End User, payee, or Customer. “Handled” refers to items fully brought to resolution and items that require more information from the End User (via Customer) or payee before Claim can be brought to resolution.

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Payment research investigations will be accepted as early as five (5) business days from the date the payment is remitted by Metavante (“Payment Processing Date”) for Electronic payments and ten (10) business days from the payment processing date for payments made by check. Any Payment Research Investigations received before the lead times stated in the prior sentence will not be included in the Service Level calculations.

Standard Research Claims. End User initiated research may be handled within three (3) Business Days, 90% of the time, after the initial contact to Metavante Customer Service by Customer.

Service Levels:

90% of Claims handled within three (3) business days following the date of receipt of claim, during normal business hours, during the calendar month.

The remaining 10% of Claims handled within five (5) business days following the date of receipt of claim, during normal business hours, during the calendar month.

Escalated Research Claims – Customer representative will open research claim in an escalated status for mortgage payments and insurance payments. These claims will be handled within one (1) Business Day after the initial consumer contact 90% of the time.

Pending status inquiries will be tracked by or on the next action date and follow up will continue until the problem is resolved. The follow-up with payees will occur on the date of next follow-up 80% of the time.

Customer Service Tool (CST) System Availability

Metavante shall make access to the CST System twenty-four hours per day, seven days per week, less: (i) scheduled maintenance and (ii) excusable downtime resulting from events beyond Metavante’s reasonable control (the “Availability Period”). System availability is defined as the time when the network, database and other elements under direct Metavante control are available and responsive to remote customer service inquiry, minus the scheduled down time utilized for system maintenance. The Service Level for system availability is 99% during the Availability Period, measured monthly, based on a system wide average.

Service Level: System availability is 99% during the Availability Period, measured monthly, based on a system wide average measured separately for each system used to provide Services.

III.	SERVICE LEVEL FAILURES

Excused Performance Problems

Metavante shall not be liable to Customer for any failure to meet a Service Level to the extent that such failure is attributable to: (i) a force majeure event as defined in Section 18.11 of the Agreement; or (ii) acts or omissions of Customer; or (iii) breaches of the Agreement by Customer. The foregoing are referred to herein collectively as an “Excused Performance Problem.”

ADDITIONS AND MODIFICATIONS TO SERVICE LEVELS

Documentation of Changes

Any additions or modifications to Service Levels shall be documented in a written amendment to the Agreement (and this Schedule).

© 2006 Metavante Corporation	9	First Midwest Bancorp, Inc Amend 060506

EXHIBIT D

DIRECT BILL PAY SERVICES

PRICING SCHEDULE

One Time Fees:

$25,000 covers the Remote Suites interface, branding of the webpage as an entry point to Bill Pay, and transition of the Bill Pay Customer from the current CeB solution to the Direct Bill solution, date to be determined

Direct Biller Model

Start Up Fee	$25,000.00

Includes –

1.) Remotes Interface Suite - Middleware to interface the First Midwest front-end to work with the Bill pay ASP.

2.) Creation and branding of a unique website for FMB.

3.) Transition of bill pay information from Current template to new template.

Note: Experience has shown that it will require 70 - 200 hours of development by First Midwest depending on the extent that they want to interface. If a need for custom programming is determined during due diligence, it will be performed at a contract rate of $120/hour.

If Customer wants to have Metavante provide Tier One customer support (option 1):

Bill Payment Users	$1.50 per user per month

Bill payment transaction pricing of:
Bill Payment transactions 1 - 20,000	$0.35 per transaction
Bill Payment transaction 20,001 - 40,000	$0.32 per transaction
Bill Payment transaction 40,001 - 75,000	$0.25 per transaction
Bill Payment transaction over 75,000	$0.17 per transaction

If Customer does NOT want to have Metavante provide Tier One customer support (option 2):

Bill Payment users	$1.00 per user per month

Bill payment transaction pricing of:
Bill Payment transactions 1 - 20,000	$0.35 per transaction
Bill Payment transaction 20,001 - 40,000	$0.32 per transaction
Bill Payment transaction 40,001 - 75,000	$0.25 per transaction
Bill Payment transaction over 75,000	$0.17 per transaction

© 2006 Metavante Corporation	10	First Midwest Bancorp, Inc Amend 060506

EXHIBIT E

ADDITIONAL TERMS FOR CONSUMER INTERNET BANKING (CEB)

Pay Anyone Services. “Pay Anyone” services are those services that Metavante provides to remit payments to any U.S. payee using electronic funds transfer or paper checks. The services may include online user interfaces and electronic statement presentment. The following terms apply to these Services.

A. Access. Customer shall comply with Metavante’s requirements for making the Services operational and available for Customer and/or End Users (as hereinafter defined). An “End User” is a person for whom Metavante provides the Services on Customer’s instruction or on Customer’s behalf. In the event that Metavante shall provide online user interfaces for the Services (the “Branded Website(s)”), Customer agrees that Metavante is under no obligation to provide any person with access to the Services unless and until Customer has provided Metavante with all information and documentation required by Metavante for End User set-up.

B. End User Agreements. Customer is solely responsible for verifying each End User’s identity, and for contracting with, and managing the relationship with, End Users of the Services, and obtaining all necessary End User authorization to provide the Pay Anyone Services. Metavante will not have a contractual relationship with End Users, and so must rely upon Customer to manage liability and risk issues. Customer will include reasonable provisions in its End User agreements regarding, and shall indemnify Metavante against, defend Metavante against, and hold Metavante harmless from claims arising from (a) Customer’s failure to verify the End User’s identity; (b) any End User’s use of or inability to use the Services, specifically including any End User’s claim for economic loss or damages arising from the End User’s use of the Services; (c) transactions effected with a lost, stolen, counterfeit, or misused log-in ID and/or password; or (d) actions taken by Metavante in accordance with an End User’s instruction. Customer and its End Users shall be responsible for selecting and safeguarding their passwords for using the Services. As between Customer and Metavante, any use of the Services through use of a valid password shall be authorized use, provided that Metavante will cancel or disable any End User promptly following notification from Customer.

C. Settlement Account. Customer shall designate the applicable settlement account for transactions. The settlement account shall be either each End User’s designated account for bill payment activities initiated by the End User or Customer’s designated central settlement account to fund such payments. Customer is and shall remain solely and exclusively responsible to Metavante for the entire amount of any payment processed for and on behalf of an End User that is not funded due to insufficient funds in the applicable settlement account or for any other reason outside Metavante’s control, whether or not the payment was authorized by the End User.

D. Payment Processing. Metavante shall have the right to remit, stop, cancel, and manage payments and ACH re-issuance and returns as deemed most reasonable by Metavante, and Metavante may cancel payments, or block any User from initiating additional payments, in Metavante’s reasonable discretion. Customer authorizes Metavante to contact payees and End Users with respect to payments processed by Metavante. Metavante may process payments using the Automated Clearing House (“ACH”). In doing so, Metavante acts as Customer’s third-party service provider and is not itself an “Originator,” “ODFI,” or “RDFI” (as defined under National Automated Clearing House Association (“NACHA”) rules). Metavante may remit payments using checks drawn on Metavante’s clearing account, and may set an expiration date for such checks. Metavante may also remit payments using checks drawn on the User’s designated account. From time to time, Metavante may contact End Users to recover payment errors (common sources of payment errors include incorrect recipient (payee); delivered incorrectly by the postal service; consolidation error directed the payment to an incorrect party; stop-payment request honored and funds re-credited to End User’s account, but the check was paid; Metavante error; or duplicate payment made to payee). In the case of payment errors, Metavante will always contact the payee first to attempt direct retrieval of the funds. If Metavante is unable to retrieve the funds from the payee and the End User received benefit of the payment, Metavante may seek reimbursement from the End User. Customer shall be responsible for any losses to Metavante associated with payments by Metavante to, or at the direction of, government agencies, organizations and institutions, or court-directed payments. In the event that any payment processed by Metavante for Customer is past due as a result of Metavante’s fault, Metavante shall reimburse Customer for the amount of any late payment fee paid by Customer for the applicable User as set forth in the Late Payment Schedule attached hereto.

E. Data Transfers. In the event that Customer transfers data from another service provider to Metavante to convert Customer’s end users to Metavante’s systems, Metavante will not be responsible for any errors, delays, or problems in providing the Services that arise from the quality, reliability, or currency of the transferred data, including, without limitation, late fees for payments that are delayed due to the conversion of inaccurate or outdated payee data. In the case of deconversions of User data from Metavante’s system, Customer shall pay Metavante fees, at Metavante’s then-standard professional services rates, to deconvert the User data at Customer’s request. Customer agrees to provide Metavante at least six (6) weeks notice of any request to convert or deconvert User data to or from Metavante’s systems. All payee data and Metavante’s payee database shall be Metavante’s property, which may be used by Metavante without limitation for purposes of maintaining and providing “Pay Anyone” bill payment services for Metavante’s customers.

F. Service Levels. Metavante will use commercially reasonable efforts to provide the Services in accordance with the performance standards (“Service Levels”) set forth in the Service Level Schedule. Performance at or above a Service Level shall constitute satisfactory performance by Metavante. In the event that, at any time, a monthly Service Level report shows any material failure by Metavante to meet any of the Service Levels, Metavante shall: (i) within thirty (30) days after the date of delivery of such report, deliver to Customer a remedial plan showing in reasonable specificity and detail (A) Metavante’s

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findings regarding the causes for such failure to meet Service Levels and (B) a remedial plan of actions reasonably designed to eliminate, prevent or reduce the future likelihood of recurrence of such causes; and (ii) diligently proceed to carry out such plan. Except for Customer’s right to terminate for material breach in accordance with the terms of Section 8.2 hereof (in the event that repeated, frequent, or specific material failures by Metavante to meet Service Levels constitute a material breach of this Agreement), the foregoing shall constitute the sole and complete remedy for Customer with respect to the corresponding failures by Metavante to meet Service Levels.

© 2006 Metavante Corporation	12	First Midwest Bancorp, Inc Amend 060506